Exhibit 12.1



Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)


                                          Six
                                         Months
                                         Ended
                                        June 30,              Years Ended December 31,
                                          2002
                                      (Unaudited)  2001    2000   1999(1)   1998  1997(2)
-----------------------------------------------------------------------------------------


Earnings
Income before income taxes and minority
     interest                            $1,186  $1,590  $1,955  $1,255  $1,305  $  715

Interest expense                             75     196     247     233     140     107

Portion of rents representative of
the interest factor                          59     121     120     121     104      88

Amortization of capitalized interest       --      --      --         1       1       1

                                         ------  ------  ------  ------  ------  ------
                                         $1,320  $1,907  $2,322  $1,610  $1,550  $  911
                                         ======  ======  ======  ======  ======  ======

Fixed Charges
Interest expense                         $   75  $  196  $  247  $  233  $  140  $  107

Portion of rents representative of
the interest factor                          59     121     120     121     104      88

                                         ------  ------  ------  ------  ------  ------
                                         $  134  $  317  $  367  $  354  $  244  $  195
                                         ======  ======  ======  ======  ======  ======

Ratio of Earnings to Fixed Charges          9.9     6.0     6.3     4.5     6.4     4.7

(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.